Exhibit (k)(4)

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth below, by and between New Mountain Finance Corporation, a Delaware corporation (the “Company”), and the person (“Indemnitee”) listed on the signature page hereof.

RECITALS

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company as a director.

WHEREAS, the Amended and Restated Bylaws of the Company (the “Governing Document”) provides current and former directors and officers of the Company certain rights to indemnification and advancement of expenses.

WHEREAS, Indemnitee wishes to ensure that the rights to indemnification and advancement of expenses to which Indemnitee is currently entitled under the Governing Document will not be eliminated, diminished or otherwise adversely affected without Indemnitee’s consent.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee to the fullest extent provided in, and on the terms and conditions set forth in, the Governing Document as in effect on the date this Agreement is executed by Indemnitee and the Company, so that such contractual obligations shall not be adversely affected by subsequent amendments to the Governing Document.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.               Services to the Company.  Indemnitee agrees to serve the Company in the office or directorship listed below his or her name on the signature page hereof (the “Post”).  Indemnitee may at any time and for any reason resign from such Post (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such Post.  This Agreement shall not be deemed an employment contract between Indemnitee and the Company (or any other entity of which Indemnitee is or was serving in any capacity at the request of the Company).  The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve in the Post for any reason, as set forth in Governing Document.

Section 2.               Right to Indemnification and Advancement of Expenses.  Indemnitee shall be indemnified and advanced expenses to the fullest extent provided in, and upon the terms and conditions set forth in, Article V of the Governing Document as such Article is in effect as of the date of this Agreement, and such Article is hereby incorporated into this Agreement by reference thereto.  In addition to the foregoing provision, in the event the Governing Document is amended following the date of this Agreement to increase or otherwise enhance the rights of any current or former director or officer of the Company to indemnification or advancement of expenses, Indemnitee shall be entitled to such increased or enhanced rights to the same extent as such current or former director or officer.  For the avoidance of doubt, in the event the Governing Document is amended following the date of this Agreement to decrease or otherwise limit the rights of any indemnification or advancement of expenses for a current or former director or office of the Company, Indemnitee shall continue to be entitled to the same indemnification and advancement rights as Indemnitee is entitled to under this Agreement on the date of this Agreement.  Notwithstanding the foregoing, for so long as the Company is subject to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as expenses hereunder if and to the extent that such indemnification or payment or reimbursement of expenses would not be permissible under the Investment Company Act.

Section 3.               Non-exclusivity; Survival of Rights.  The rights of indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, any other agreement, a vote of stockholders or a resolution of directors, or otherwise.

Section 4.               Amendment and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 5.               Applicable Law and Forum Selection.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules, and the Investment Company Act.  To the extent the applicable laws of the State of Delaware or any applicable provision of this Agreement shall conflict with the applicable provisions of the Investment Company Act, the later shall control.  The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, Corporation Service Company, Wilmington, Delaware as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year set forth below.

New Mountain Finance Corporation

By:

Its:

Name:
Office:
DATE: